Exhibit 99.1

Pacific Biosciences Provides Update on Launch of New Sequel System

Orders Received for 49 Sequel Systems in Q4 2015

MENLO PARK, Calif., January 11, 2016 — Pacific Biosciences of California, Inc. (Nasdaq:PACB), a pioneer and leader in long-read sequencing using its Single Molecule, Real-Time (SMRT®) Technology, today announced progress demonstrating customer demand for the company’s new Sequel™ System, which was launched in October 2015. During the fourth quarter of 2015, orders were received for 49 units of the company’s new Sequel System, 10 of which have already been shipped to customers. The company also received orders for 3 PacBio® RS II Systems during the fourth quarter.

Relative to the company’s previous sequencing systems, the Sequel System has an increased throughput capacity with one million zero-mode waveguides (ZMWs) per SMRT Cell and a smaller footprint, and offers reduced project costs and timelines. Orders for the new Sequel System were received from a broad range of academic, government, and commercial institutions that are targeting usage for a wide range of applications, including human biomedical research, plant and animal sciences, and microbiology. While a majority of the orders received were from existing PacBio customers, more than 40% of the Sequel Systems ordered represent new customer sites.

Six out of the 10 Sequel Systems shipped were installed during the fourth quarter, while the remaining four systems are expected to be installed during the month of January 2016. These systems were shipped to a small number of U.S. customers with an early version of the software and chemistry. Updates for both the software and chemistry are expected to be released during the first quarter of 2016. In addition, the new SMRT Cells for the Sequel Systems are being sourced from PacBio’s prototype chip vendor. These SMRT Cells are expected to be in limited supply through the first half of 2016. The company has been working toward transferring production of the new SMRT Cell to a high-volume manufacturer, and expects to be sourcing SMRT Cells from the high-volume supplier by the middle of the year. PacBio plans to slowly ramp shipments of Sequel Systems during the first half of 2016, and then increase shipments of systems when the available supply of SMRT Cells increases.

Michael Hunkapiller, Ph.D., Chairman and CEO of Pacific Biosciences, commented: “Demand for our new Sequel System has been strong. We are delighted to see the community’s positive response to the continued innovation of SMRT technology. With each advance, customers benefit from performance improvements that help solve more complex biological challenges. To date, there have been more than 1,000 scientific publications describing results using SMRT technology, and we look forward to seeing what customers can achieve with the new Sequel System.”

Dr. Hunkapiller will provide details on the company’s progress on Tuesday, January 12, at 1:30 p.m. Pacific Standard Time to attendees of the JP Morgan 34th Annual Healthcare Conference taking place in San Francisco this week.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ:PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. Pacific Biosciences’ technology provides the industry’s highest consensus accuracy over the longest read lengths in combination with the ability to detect real-time kinetic information. PacBio sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing. More information is available at www.pacb.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to future uses, quality or performance of, or benefits of using, products or technologies, updates or improvements of the company’s products, the timeline for the company’s potential scaling of manufacturing, change in suppliers and delivery of products, expectations regarding timing for installations and conversion of orders to sales of company products and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Media:

Nicole Litchfield

415.793.6468

nicole@bioscribe.com

Investors:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com